FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Sarah Pang, 312-822-6394	James Anderson, 312-822-7757
CNA FINANCIAL ANNOUNCES FOURTH QUARTER 2017 RESULTS

•	Q4 NET INCOME OF $223M; $0.82 PER SHARE

•	Q4 CORE INCOME(a) OF $286M; $1.05 PER SHARE

•	Q4 AFTER-TAX CATASTROPHE LOSSES OF $24M

•	Q4 P&C COMBINED RATIO EX CATASTROPHES & DEVELOPMENT OF 95.8% VS 98.3% IN 2016

•	2017 P&C COMBINED RATIO EX CATASTROPHES & DEVELOPMENT OF 95.5% VS 97.9% IN 2016

•	QUARTERLY DIVIDEND OF $0.30 PER SHARE

•	SPECIAL DIVIDEND OF $2.00 PER SHARE
CHICAGO, February 12, 2018 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2017 net income of $223 million, or $0.82 per share, and full year 2017 net income of $899 million, or $3.30 per share. Net income in the quarter included a charge of $83 million relating to the remeasurement of net deferred tax assets as a result of the passage of the Tax Cuts and Jobs Act.
Fourth quarter 2017 core income (formerly referred to as net operating income) was $286 million, or $1.05 per share, and full year 2017 core income was $919 million, or $3.38 per share. Net investment income, after tax, was $366 million for the fourth quarter of 2017 and $1,462 million for the full year. Property & Casualty Operations combined ratio for the fourth quarter and full year was 94.0% and 97.1%, respectively.
CNA Financial declared a quarterly dividend of $0.30 per share and a special dividend of $2.00 per share, payable March 14, 2018 to stockholders of record on February 26, 2018.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2017	2016	2017	2016
Net income	$223	$241	$899	$859
Core income	286	221	919	824

Net income per diluted share	$0.82	$0.89	$3.30	$3.17
Core income per diluted share	1.05	0.82	3.38	3.04

	December 31, 2017	December 31, 2016
Book value per share	$45.15	$44.25
Book value per share excluding AOCI	45.02	44.89

(a)
What we previously referred to as “Net operating income (loss)” in our public disclosures, we now refer to as “Core income (loss).” Additionally, the related financial measures of “Net operating income (loss) per diluted share” and “Net operating income (loss) return on equity” have also been changed accordingly. The fourth quarter 2017 increase in income tax expense from the remeasurement of our net deferred tax asset as a result of the enacted U.S. Federal income tax rate change has been excluded from Core income. There were no other changes to the calculation of Core income and related measures. With this terminology change, we also removed “Non-Core” from the titles of our Life & Group and Corporate & Other segments to avoid confusion.

“CNA generated $919 million of core income, the highest level in almost a decade and 12% higher than 2016, despite one of the largest catastrophe loss years in the industry’s history,” said Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation. “The strength of our fourth quarter and full year results combined with our heightened underwriting focus and execution provide excellent momentum going into 2018.”
Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Net written premiums	$1,601	$1,525	$6,534	$6,442
NWP change (% year over year)	5%	(4)%	1%	—%
Net investment income	$305	$322	$1,232	$1,205
Core income	263	217	959	982

Loss ratio excluding catastrophes and development	60.7%	63.4%	61.0%	62.8%
Effect of catastrophe impacts	2.3	1.8	6.0	2.6
Effect of development-related items	(4.1)	(0.2)	(4.4)	(4.6)
Loss ratio	58.9%	65.0%	62.6%	60.8%

Expense ratio	34.6%	35.1%	34.2%	34.9%

Combined ratio	94.0%	99.9%	97.1%	95.9%
Combined ratio excluding catastrophes and development	95.8%	98.3%	95.5%	97.9%
Fourth Quarter 2017 Results - Property & Casualty Operations

•
Property & Casualty Operations' core income was $263 million for the fourth quarter of 2017 as compared with $217 million in the prior year quarter. The increase was driven by higher favorable net prior period loss reserve development and improved current accident year underwriting results.

•
The combined ratio excluding catastrophes and development decreased 2.5 points as compared with the prior year quarter driven by 2.7 points of improvement in the loss ratio excluding catastrophes and development and a 0.5 point improvement in the expense ratio, partially offset by an increase in the policyholder dividend ratio. The expense ratio included a 0.8 point accrual of additional incentive compensation recorded in the current quarter to reflect full year corporate performance.

•
The combined ratio decreased 5.9 points as compared with the prior year quarter. Net catastrophe losses were $38 million, or 2.3 points of the loss ratio in the quarter as compared with $28 million, or 1.8 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 4.1 points in the quarter as compared with a 0.2 point improvement in the prior year quarter.

•	Net written premiums grew 5% in the quarter.

Full Year 2017 Results - Property & Casualty Operations

•
Property & Casualty Operations' core income was $959 million for the full year 2017 as compared with $982 million in the prior year. This decrease was due to higher net catastrophe losses partially offset by improved non-catastrophe current accident year underwriting results.

•
The combined ratio excluding catastrophes and development decreased 2.4 points as compared with the prior year driven by 1.8 points of improvement in the loss ratio excluding catastrophes and development and a 0.7 point improvement in the expense ratio.

•
The combined ratio increased 1.2 points as compared with the prior year. Net catastrophe losses were $380 million, or 6.0 points of the loss ratio for the full year as compared with $165 million, or 2.6 points of the loss ratio, for the prior year. Favorable net prior period development improved the loss ratio by 4.4 points in the current year as compared with a 4.6 point improvement in the prior year.

•	Net written premiums grew 1% for the full year.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Net written premiums	$671	$672	$2,771	$2,780
NWP change (% year over year)	—%	(5)%	—%	—%
Core income	$140	$164	$610	$650

Loss ratio excluding catastrophes and development	61.9%	64.0%	61.6%	62.9%
Effect of catastrophe impacts	0.3	0.5	1.8	0.6
Effect of development-related items	(5.7)	(11.0)	(7.6)	(10.7)
Loss ratio	56.5%	53.5%	55.8%	52.8%

Expense ratio	32.9%	32.4%	32.0%	32.0%

Combined ratio	89.6%	85.6%	88.0%	85.0%
Combined ratio excluding catastrophes and development	95.0%	96.1%	93.8%	95.1%

•
Core income decreased $24 million for the fourth quarter of 2017 as compared with the prior year quarter driven by lower favorable net prior period loss reserve development. For the full year, core income decreased $40 million.

•
The combined ratio excluding catastrophes and development decreased 1.1 points as compared with the prior year quarter driven by 2.1 points of improvement in the loss ratio excluding catastrophes and development offset by a slightly higher expense ratio. For the full year, the combined ratio excluding catastrophes and development decreased 1.3 points.

•
The combined ratio increased 4.0 points as compared with the prior year quarter. Net catastrophe losses were $2 million, or 0.3 points of the loss ratio in the quarter down from $4 million, or 0.5 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 5.7 points in the quarter as compared with an 11.0 point improvement of the loss ratio in the prior year quarter. For the full year, the combined ratio increased 3.0 points driven by a lower level of favorable development.

•	Net written premiums were consistent with the prior year quarter and consistent with the prior full year.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Net written premiums	$713	$669	$2,882	$2,841
NWP change (% year over year)	7%	(4)%	1%	1%
Core income	$107	$31	$341	$311

Loss ratio excluding catastrophes and development	59.4%	64.0%	60.2%	62.1%
Effect of catastrophe impacts	4.4	3.0	9.4	4.1
Effect of development-related items	(2.1)	14.2	(1.7)	2.5
Loss ratio	61.7%	81.2%	67.9%	68.7%

Expense ratio	34.8%	36.9%	35.2%	36.8%

Combined ratio	97.4%	118.0%	103.7%	105.8%
Combined ratio excluding catastrophes and development	95.1%	100.8%	96.0%	99.2%

•
Core income increased $76 million for the fourth quarter of 2017 as compared with the prior year quarter primarily due to significant improvement of net prior period loss reserve development and improved non-catastrophe current accident year underwriting results. For the full year, core income increased $30 million.

•
The combined ratio excluding catastrophes and development decreased 5.7 points as compared with the prior year quarter driven by 4.6 points of improvement in the loss ratio excluding catastrophes and development as well as 2.1 points of improvement in the expense ratio due in part to earned premium reductions taken in the prior year quarter, partially offset by an increase in the policyholder dividend ratio. For the full year, the combined ratio excluding catastrophes and development decreased 3.2 points.

•
The combined ratio decreased 20.6 points as compared with the prior year quarter. Net catastrophe losses were $32 million, or 4.4 points of the loss ratio in the fourth quarter of 2017 compared with $21 million, or 3.0 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 2.1 points in the quarter as compared with a 14.2 point increase of the loss ratio in the prior year quarter. For the full year, the combined ratio decreased 2.1 points.

•
Net written premiums increased 7% in the quarter, or 2% when adjusted for the unfavorable premium rate adjustment within Small Business in the fourth quarter of 2016. Growth came from higher new business within Middle Markets, positive renewal premium change and strong retention of 86%. For the full year, net written premiums grew 1%.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Net written premiums	$217	$184	$881	$821
NWP change (% year over year)	18%	2%	7%	—%
Core income	$16	$22	$8	$21

Loss ratio excluding catastrophes and development	61.2%	59.4%	61.8%	64.8%
Effect of catastrophe impacts	1.5	1.7	7.9	3.9
Effect of development-related items	(5.5)	(12.8)	(2.7)	(7.7)
Loss ratio	57.2%	48.3%	67.0%	61.0%

Expense ratio	39.5%	37.8%	37.8%	38.1%

Combined ratio	96.7%	86.1%	104.8%	99.1%
Combined ratio excluding catastrophes and development	100.7%	97.2%	99.6%	102.9%

•
Core income decreased $6 million for the fourth quarter of 2017 as compared with the prior year quarter, primarily due to lower favorable net prior period loss reserve development. For the full year, core income decreased $13 million.

•
The combined ratio excluding catastrophes and development increased 3.5 points as compared with the prior year quarter driven by a 1.8 point increase in the loss ratio excluding catastrophes and development and a 1.7 point increase in the expense ratio driven primarily by an accrual for incentive compensation and legal and advisory costs related to Brexit. For the full year, the combined ratio excluding catastrophes and development decreased 3.3 points.

•
The combined ratio increased 10.6 points as compared with the prior year quarter. Net catastrophe losses were $4 million, or 1.5 points of the loss ratio as compared with $3 million, or 1.7 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 5.5 points in the quarter as compared with a 12.8 point improvement of the loss ratio in the prior year quarter. For the full year, the combined ratio increased 5.7 points.

•
Net written premiums increased 18% in the quarter, or 13% excluding the effect of foreign currency exchange rates. This growth was driven by higher new business, retention and renewal premium change. For the full year, net written premiums grew 7%.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Total operating revenues	$331	$334	$1,323	$1,301
Net investment income	195	200	782	767
Core income	31	20	50	20

•
Core income increased $11 million for the fourth quarter of 2017 as compared with the prior year quarter, driven by a higher release of long term care claim reserves year over year. For the full year, core income increased $30 million.

Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Net investment income	$5	$5	$20	$16
Interest expense	36	36	152	155
Core loss	(8)	(16)	(90)	(178)

•
Core loss decreased $8 million for the fourth quarter of 2017 as compared with the prior year quarter driven by a release of unallocated loss adjustment expense reserves in the current year quarter. For the full year, core loss decreased $88 million.

Net Investment Income
Net investment income, after tax, was $366 million for the fourth quarter of 2017 as compared with $379 million in the prior year quarter. The decrease was driven by fixed income securities, which had an after-tax return of 3.4% in the current quarter as compared with 3.5% in the prior year quarter. Limited partnerships returned 2.2% in the fourth quarter compared with 2.4% in the prior year quarter.
Net investment income, after tax, was $1,462 million for the full year 2017 as compared with $1,427 million in the prior year. This increase was primarily driven by limited partnerships, which returned 9.1% in 2017 as compared with 6.3% in the prior year.

About the Company
CNA is the eighth largest commercial insurer in the United States. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada, Europe and Asia, backed by 120 years of experience and more than $45 billion of assets.  For more information about CNA, visit our website at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 572-7025, or for international callers, (719) 325-2420. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting Robert Tardella at 312-822-4387.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.

•
International provides property and casualty insurance and specialty coverages on a global basis through its operations in Canada, the United Kingdom, Continental Europe and Singapore as well as through its presence at Lloyd’s of London.

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.

Financial Measures
Management utilizes the following metrics in their evaluation of the Property and Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•	Rate represents the average change in price on policies that renew excluding exposure change.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income to Core Income
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of i) net realized investment gains or losses, ii) income or loss from discontinued operations, iii) any cumulative effects of changes in accounting guidance and iv) deferred tax asset and liability remeasurement as a result of an enacted U.S. Federal tax rate change. The calculation of core income (loss) excludes net realized investment gains or losses because net realized investment gains or losses are generally driven by economic factors that are not necessarily consistent with key drivers of underwriting performance, and are therefore not considered an indication of trends in insurance operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Net income	$223	$241	$899	$859
Less: Net realized investment gains	20	20	63	35
Less: Net deferred tax asset remeasurement	(83)	—	(83)	—
Core income	$286	$221	$919	$824
Reconciliation of Net Income per Diluted Share to Core Income per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income per diluted share is core income on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2017	2016	2017	2016
Net income per diluted share	$0.82	$0.89	$3.30	$3.17
Less: Net realized investment gains	0.08	0.07	0.23	0.13
Less: Net deferred tax asset remeasurement	(0.31)	—	(0.31)	—
Core income per diluted share	$1.05	$0.82	$3.38	$3.04
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2017	December 31, 2016
Book value per share	$45.15	$44.25
Less: Per share impact of AOCI	0.13	(0.64)
Book value per share excluding AOCI	$45.02	$44.89

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2017	2016	2017	2016
Annualized net income	$893	$967	$899	$859
Average stockholders' equity including AOCI (a)	12,207	12,082	12,106	11,862
Return on equity	7.3%	8.0%	7.4%	7.2%

Annualized core income	$1,143	$887	$919	$824
Average stockholders' equity excluding AOCI (a)	12,136	12,050	12,176	12,106
Core return on equity	9.4%	7.4%	7.5%	6.8%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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